Exhibit 10.2

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is entered into on October 3, 2025 (the “Amendment Effective Date”), by and between Adaptin Bio, Inc. (f/k/a Unite Acquisition 1 Corp.), a Delaware corporation (the “Company”), and L. Arthur Hewitt (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated as of February 11, 2025 (the “Original Agreement”);

WHEREAS, the Company and Executive have agreed to amend certain provisions of the Original Agreement regarding Executive’s duties and compensation; and

WHEREAS, acknowledging the provisions of Section 15(e) of the Original Agreement, the Company and Executive desire to enter into this Amendment to formalize their agreement regarding changes to the Original Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Section 2(b) of the Original Agreement. Effective as of the Amendment Effective Date, Section 2(b) of the Original Agreement is amended by deleting the existing Section 2(b) and replacing it with a new Section 2(b) as follows:

“(b) Part-Time Employment. Executive will devote approximately 50% of Executive’s business time, attention, and efforts to the affairs of the Company and to the duties hereunder, and will perform such duties diligently and to the best of Executive’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business. Notwithstanding the foregoing, Executive may (i) participate in charitable, civic, educational, professional, community or industry affairs, and (ii) manage Executive’s passive personal investments, so long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined by the Company’s Board of Directors (the “Board”)).”

2. Amendment to Section 3(a) of the Original Agreement. Effective as of the Amendment Effective Date, Section 3(a) of the Original Agreement is amended by deleting the existing Section 3(a) and replacing it with a new Section 3(a) as follows:

“(a) Base Salary. During the Term, the Company will pay Executive a base salary at an annual rate of $150,000 (the “Base Salary”). The Base Salary will be payable in equal installments in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed by the Board from time to time, and may be increased in the sole discretion of the Board. Executive’s salary may not be reduced except in connection with an across-the-board reduction of executive level salaries in which Executive will not be subject to a greater reduction, on a percentage basis, than any other executive-level employee.”

3. Amendment to Section 3(c) of the Original Agreement. Effective as of the Amendment Effective Date, Section 3(c) of the Original Agreement is amended by deleting the existing Section 3(c) and replacing it with a new Section 3(c) as follows:

“(c) Equity Compensation.

(i)	Subject to approval by the Board and subject to the terms of the Company’s equity incentive plan then in place, in the event the Company issues additional securities raising aggregate funds of $10,000,000 (in one or more transactions), occurring, if at all, within two years following the Merger (the “Additional Financing Period”), the Company will grant Executive options to purchase a number of shares of common stock of the Company (the “Anti-Dilution Options”) sufficient to ensure that Executive’s ownership immediately following the Additional Financing Period, on a fully diluted basis and assuming the exercise of all outstanding options (whether or not then exercisable) is equal to Executive’s ownership immediately following the Merger, as determined on a fully diluted basis and assuming the exercise of all outstanding options (whether or not then exercisable). The per share exercise price of the Anti-Dilution Options will be equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board. The Anti-Dilution Options, if any, will become exercisable in four equal annual installments, in each case subject to Executive’s continued employment with the Company on the date each such vesting milestone is achieved. The Anti-Dilution Options will be subject to the terms of the Company’s equity incentive plan then in place and a related option grant agreement to be entered between Executive and the Company.

(ii)	During the Term, Executive will be eligible to receive from time to time such equity grants or awards, if any, pursuant to the terms of any equity incentive plan of the Company (or any successor plan as may be in place from time to time) as may be approved by the Board in its discretion. Such grants or awards will be subject to the terms and conditions of such plan (or any successor plan) and such other terms and conditions as the Board in its discretion may establish.”

4. Effect on Remainder of Original Agreement. Except as expressly set forth in this Amendment, the provisions of the Original Agreement will remain in full force and effect, in their entirety, in accordance with their terms. By executing this Agreement, Executive is providing his written consent to the modifications to the Original Agreement described herein.

5. Miscellaneous. This Amendment will be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles. The parties agree that this Amendment may only be modified in a signed writing executed by both parties. This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Executive Employment Agreement effective as of the Amendment Effective Date.

EXECUTIVE:	COMPANY:

/s/ L. Arthur Hewitt	Adaptin Bio, Inc.
L. Arthur Hewitt
	By:	/s/ Michael J. Roberts
	Name:	Michael J. Roberts
	Title:	Chief Executive Officer

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